UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 29, 2005

La Jolla Pharmaceutical Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24274	33-0361285
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6455 Nancy Ridge Drive, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 452-6600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 29, 2005, La Jolla Pharmaceutical Company issued a press release announcing that it is implementing a restructuring plan to reduce its costs. The restructuring plan, which will be initiated immediately but not completed until the second quarter of 2005, includes a workforce reduction of approximately 60 staff members, leaving a post-restructuring workforce of approximately 95 staff members. Under the plan, the Company expects to continue its ongoing clinical benefit trial of Riquent without any significant additional patient enrollment or site expansion and continue its small molecule inflammation program. The Company also plans to continue its activities that would allow a filing of a Marketing Authorization Application in Europe. The termination benefits, primarily severance costs, are expected to be approximately $1.5 million, of which approximately $1.3 million will be recorded in the first quarter and the remainder in the second quarter.

This action follows a recent announcement by the Company that, based on the outcome of a meeting with the United States Food and Drug Administration (FDA), Riquent is unlikely to receive an accelerated approval under the FDA’s Subpart H regulation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit Number Description of Exhibit
99.1 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

La Jolla Pharmaceutical Company

March 29, 2005	By:	/s/ Steven B. Engle

Name: Steven B. Engle
Title: Chairman and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release